    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 2002
                                                      REGISTRATION NO. 333-
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   -----------



      CONOCOPHILLIPS                           DELAWARE                          2911                            01-0562944
        CONOCO INC.                            DELAWARE                          2911                            51-0370352
PHILLIPS PETROLEUM COMPANY                     DELAWARE                          2911                            73-0400345
(Exact name of each registrant as    (State or other jurisdiction      (Primary standard industrial           (I.R.S. employer
   specified in its charter)             of incorporation or            classification code number)         identification number)
                                            organization)


                      600 NORTH DAIRY ASHFORD                                                 RICK A. HARRINGTON
                        HOUSTON, TEXAS 77079                                            SENIOR VICE PRESIDENT, LEGAL,
                           (281) 293-1000                                                    AND GENERAL COUNSEL
(Address, including zip code, and telephone number, including area                             CONOCOPHILLIPS
   code, of each registrant's principal executive offices)                                  600 NORTH DAIRY ASHFORD
                                                                                               HOUSTON, TEXAS 77079
                                                                                                (281) 293-1000
                                                                          (Name, address, including zip code, and telephone number,
                                                                                  including area code, of agent for service)

                                 ---------------

                                    Copy to:

                                  KELLY B. ROSE
                               BAKER BOTTS L.L.P.
                                 ONE SHELL PLAZA
                                  910 LOUISIANA
                              HOUSTON, TEXAS 77002
                                 (713) 229-1234

                                 ---------------




     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                     PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF                    AMOUNT TO BE         OFFERING PRICE           AGGREGATE             AMOUNT OF
     SECURITIES TO BE REGISTERED                  REGISTERED           PER SHARE (1)        OFFERING PRICE (1)    REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------

3.625% Notes due 2007                             $400,000,000             100%                $400,000,000           $36,800
-----------------------------------------------------------------------------------------------------------------------------------
4.75% Notes due 2012                            $1,000,000,000             100%              $1,000,000,000           $92,000
-----------------------------------------------------------------------------------------------------------------------------------
5.90% Notes due 2032                              $600,000,000             100%                $600,000,000           $55,200
-----------------------------------------------------------------------------------------------------------------------------------
Guarantees of the Notes by Conoco Inc.                      --               --                         --              (2)
and Phillips Petroleum Company
-----------------------------------------------------------------------------------------------------------------------------------
     Total                                      $2,000,000,000                               $2,000,000,000          $184,000(3)
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.

(2) Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to the Guarantees.

(3) Pursuant to Rule 457(p) under the Securities Act, ConocoPhillips hereby offsets the registration fee required in connection with this Registration Statement by a total of $184,000 previously paid by Phillips Petroleum Company and certain Delaware trusts of Phillips, each of which are wholly owned subsidiaries of ConocoPhillips, in connection with the registration of $696,969,697 aggregate initial offering price of securities of Phillips and such trusts pursuant to the Registration Statement on Form S-3 (Registration Nos. 333-34336, 333-34336-01, 333-34336-02, 333-34336-03 and
     333-34336-04) initially filed with the Securities and Exchange Commission on April 7, 2000. Accordingly, no filing fee is paid herewith.

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2002

                                 $2,000,000,000

                                 CONOCOPHILLIPS

                                OFFER TO EXCHANGE


  3.625% NOTES DUE 2007 FOR ALL             4.75% NOTES DUE 2012 FOR ALL             5.90% NOTES DUE 2032 FOR ALL
OUTSTANDING 3.625% NOTES DUE 2007         OUTSTANDING 4.75% NOTES DUE 2012         OUTSTANDING 5.90% NOTES DUE 2032
       ($400,000,000)                             ($1,000,000,000)                          ($600,000,000)

                     FULLY AND UNCONDITIONALLY GUARANTEED BY
                   CONOCO INC. AND PHILLIPS PETROLEUM COMPANY


THE NEW NOTES                                                   YOU SHOULD NOTE THAT

-    will be freely tradeable and otherwise                     -    we will exchange all old notes that are validly
     substantially identical to the old notes                        tendered and not validly withdrawn for an equal
                                                                     principal amount of new notes that we have
THE EXCHANGE OFFER                                                   registered under the Securities Act of 1933

-    expires at 5:00 p.m., New York City time, on               -    you may withdraw tenders of old notes at any
          ,    , unless extended                                     time prior to the expiration of the exchange offer

-    is not conditioned upon any minimum aggregate              -    the exchange of old notes for new notes in the
     principal amount of old notes being tendered                    exchange offer should not be a taxable event for
                                                                     U.S. federal income tax purposes


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     THE DATE OF THIS PROSPECTUS IS       ,

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOTINCLUDED IN OR DELIVERED WITH THIS DOCUMENT. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 46 FOR A LISTING OF DOCUMENTS WE INCORPORATE BY REFERENCE. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST DIRECTED TO CONOCOPHILLIPS, SHAREHOLDER RELATIONS DEPARTMENT, P.O. BOX 2197, HOUSTON, TEXAS 77079-2197, TELEPHONE: (281) 293-6800. TO ENSURE TIMELY
DELIVERY OF THESE DOCUMENTS, ANY REQUEST BY STOCKHOLDERS SHOULD BE MADE BY     ,
      . THE EXHIBITS TO THESE DOCUMENTS WILL GENERALLY NOT BE MADE AVAILABLE UNLESS THEY ARE SPECIFICALLY INCORPORATED BY REFERENCE IN THE DOCUMENTS.


                                TABLE OF CONTENTS


Forward-Looking Information                                             3
Prospectus Summary                                                      4
Private Placement                                                       12
Use of Proceeds                                                         12
Capitalization                                                          13
Ratio of Earnings to Fixed Charges                                      14
The Exchange Offer                                                      15
Description of the Notes                                                25
Registration Rights Agreement                                           40
United States Federal Income Tax Consequences                           43
Plan of Distribution                                                    44
Transfer Restrictions on Old Notes                                      45
Legal Matters                                                           46
Experts                                                                 46
Where You Can Find More Information                                     46

                                 ---------------

     THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION WE HAVE PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT OF THIS DOCUMENT AND THAT ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

                                 ---------------

                           FORWARD-LOOKING INFORMATION

         This prospectus, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by the words "expects," "anticipates," "intends," "plans," "projects," "believes," "estimates" and similar expressions.

         We have based the forward-looking statements relating to our operations on our current expectations, estimates and projections about us and the industries in which we operate in general. We caution you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

       o fluctuations in crude oil, natural gas and natural gas liquids prices, refining and marketing margins and margins for our chemicals business;

       o changes in our business, operations, results and prospects;

       o the operation and financing of our mid-stream and chemicals joint ventures;

       o potential failure to realize fully or within the expected time frame the expected cost savings and synergies from the combination of Conoco and Phillips;

       o costs or difficulties related to the integration of the businesses of Conoco and Phillips, as well as the continued integration of businesses recently acquired by each of them;

       o potential failure or delays in achieving expected reserve or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks and the inherent uncertainties in predicting oil and gas reserves and oil and gas reservoir performance;

       o unsuccessful exploratory drilling activities;

       o failure of new products and services to achieve market acceptance;

       o unexpected cost increases or technical difficulties in constructing or modifying facilities for exploration and production projects, manufacturing or refining;

       o unexpected difficulties in manufacturing or refining our refined products, including synthetic crude oil, and chemicals products;

       o lack of, or disruptions in, adequate and reliable transportation for our crude oil, natural gas and refined products;

       o inability to timely obtain or maintain permits, comply with government regulations or make capital expenditures required to maintain compliance;

       o potential disruption or interruption of our facilities due to accidents, political events or terrorism;

       o international monetary conditions and exchange controls;

       o liability for remedial actions, including removal and reclamation obligations, under environmental regulations;

       o liability resulting from litigation;

       o general domestic and international economic and political conditions, including armed hostilities and governmental disputes over territorial boundaries;

       o changes in tax and other laws or regulations applicable to our business; and

       o inability to obtain economical financing for exploration and development projects, construction or modification of facilities and general corporate purposes.

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus, but does not contain all information that may be important to you. This prospectus includes specific terms of the exchange offer and the new notes, information about our business and financial data, and we encourage you to read it in its entirety before making an investment decision.

     In this prospectus, we refer to ConocoPhillips, its wholly owned and majority owned subsidiaries (including Conoco Inc. and Phillips Petroleum Company) and its ownership interest in equity affiliates as "we," "us" or "ConocoPhillips," unless the context clearly indicates otherwise. Our ownership interest in equity affiliates includes corporate entities, partnerships, limited liability companies and other ventures in which we exert significant influence by virtue of our ownership interest, which is typically between 20% and 50%.


                              ABOUT CONOCOPHILLIPS

     We are an international, integrated energy company. We are the third largest integrated energy company in the United States, based on market capitalization and oil and gas reserves and production. Worldwide, we are the sixth largest publicly owned energy company, based on oil and gas reserves, and the fifth largest refiner. We were founded in 2002 as a result of the combination of the businesses of Conoco Inc. and Phillips Petroleum Company. Combined, the new company has more than 200 years of experience in the energy industry. Headquartered in Houston, Texas, we operate in 49 countries. We have approximately 56,000 employees worldwide and, as of June 30, 2002, pro forma assets of approximately $75 billion.

     We have four core activities worldwide:

     -    petroleum exploration and production;

     -    petroleum refining, marketing, supply and transportation;

     -    natural gas gathering, processing and marketing; and

     -    chemicals and plastics production.

     As of December 31, 2001, on a pro forma combined basis, we had proved worldwide oil and natural gas reserves of 8.4 billion barrels of oil equivalent ("BOE") and tar sands reserves of 0.3 billion BOE. In this prospectus, natural gas volumes have been converted to BOE using a ratio of six thousand cubic feet to one barrel of oil. Based on pro forma production figures for 2001, we would have had average daily production of 1.6 million BOE per day and a reserve life of approximately 15 years. We conduct exploration and/or production activities in 30 countries.

     After dispositions relating to Federal Trade Commission review of the ConocoPhillips merger, we will own interests in 18 refineries in six countries with aggregate net refining capacity of 2,606 thousand barrels per day. In the United States, we will own and operate 12 refineries with aggregate net refining capacity of 2,166 thousand barrels per day, making us the largest refiner in the nation. We will market our products through approximately 19,500 marketing outlets in 18 countries.

     We participate in the chemicals and plastics business through a 50% interest in Chevron Phillips Chemical Company, a leading producer of olefins, polyolefins, aromatics and styrenics. We participate in the natural gas gathering, processing and marketing business through our 30.3% interest in Duke Energy Field Services and with other directly owned assets.

     We have technological expertise in deepwater exploration and production, reservoir management and exploitation, 3-D seismic, high-grade petroleum coke upgrading and sulfur removal. In addition, we have three emerging businesses under development -- carbon fibers, natural gas refining and power generation.

     Our principal executive office is located at 600 North Dairy Ashford, Houston, Texas 77079, telephone (281) 293-1000.


                            ABOUT CONOCO AND PHILLIPS

     Conoco Inc. and Phillips Petroleum Company are our wholly owned subsidiaries. Their principal executive offices are located at 600 North Dairy Ashford, Houston, Texas 77079, telephone (281) 293-1000.


                               THE EXCHANGE OFFER

     On October 9, 2002, we issued $400 million principal amount of the outstanding 3.625% Notes due 2007, $1,000 million principal amount of the outstanding 4.75% Notes due 2012 and $600 million principal amount of the outstanding 5.90% Notes due 2032. We sold the old notes of each series in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the old notes are subject to transfer restrictions. In general, you may not offer or sell the old notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

     In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. We agreed to use our reasonable best efforts to have the registration statement of which this prospectus is a part declared effective by the SEC within 180 days after the issue date of the old notes and to complete the exchange offer for each series of notes within 45 days after the registration statement becomes effective. In the exchange offer, you are entitled to exchange your old notes for new notes with substantially identical terms, except that the existing transfer restrictions will be removed. You should read the discussion under the headings "--Terms of the New Notes" beginning on page 8 and "Description of the Notes" beginning on page 25 for further information about the new notes.

     The exchange offer consists of separate, independent exchange offers for each series of notes. We have summarized the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" beginning on page 15 for further information about the exchange offer and resale of the new notes. IF YOU FAIL TO EXCHANGE YOUR OLD NOTES FOR NEW NOTES IN THE EXCHANGE OFFER, THE EXISTING TRANSFER RESTRICTIONS WILL REMAIN IN EFFECT AND THE MARKET VALUE OF YOUR OLD NOTES LIKELY WILL BE ADVERSELY AFFECTED BECAUSE OF A SMALLER FLOAT AND REDUCED LIQUIDITY.


Expiration Date                              The exchange offer will expire at 5:00 p.m., New York City time, on                  ,
                                                             , or such later date and time to which we extend it.

Withdrawal of Tenders                        You may withdraw your tender of old notes at any time prior to the expiration date.
                                             We will return to you, without charge, promptly after the expiration or termination of the exchange offer, any old notes that you tendered but that were not accepted for exchange.

Conditions to the Exchange Offer             We will not be required to accept old notes for exchange:

                                             -    if the exchange offer would be unlawful or would violate any interpretation of the staff of the SEC; or

                                             -    if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer.

                                             The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered. Please read "The Exchange Offer--Conditions to the Exchange
                                             Offer" beginning on page 17 for more information about the conditions to the exchange offer.


Procedures for Tendering Old Notes           If you wish to participate in the exchange offer, you must complete, sign and date the letter of transmittal that we are providing with this prospectus and mail or deliver the letter of transmittal, together with the old notes, to the exchange agent. If your old notes are held through The Depository Trust Company, you may effect delivery of the old notes by book-entry transfer.

                                             In the alternative, if your old notes are held through DTC, you may participate in the exchange offer through DTC's automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal as though you had signed it.

                                             By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                             -    any new notes that you receive will be acquired in the ordinary course of your business;

                                             -    you have no arrangement or understanding with any person to participate in the distribution of the old notes or the new notes;

                                             -    you are not our "affiliate," as defined in Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

                                             -    if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes;

                                             -    if you are a broker-dealer, you will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of such new notes;

                                             -    if you are a broker-dealer, you did not purchase the old notes to be exchanged for the new notes from us; and

                                             -    you are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

Special Procedures for Beneficial Owners     If you own a beneficial interest in old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the old notes in the exchange offer, please contact the registered holder as soon as possible and instruct it to tender on your behalf and to comply with our instructions described in this prospectus.

Guaranteed Delivery Procedures               You must tender your old notes according to the guaranteed delivery procedures described in "The Exchange Offer--Guaranteed Delivery Procedures" beginning on page 21 if any of the following apply:

                                             -    you wish to tender your old notes but they are not immediately available;

                                             -    you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

                                             -    you cannot comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date.

United States Federal Income Tax             The exchange of old notes for new notes in the exchange offer should not be a
Consequences                                 taxable event for U.S. federal income tax purposes. Please read "United States Federal
                                             Income Tax Consequences" beginning on page 43.

Use of Proceeds                              We will not receive any cash proceeds from the issuance of new notes in the exchange offer.

                               THE EXCHANGE AGENT

     We have appointed The Bank of New York as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under DTC's automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:


                              THE BANK OF NEW YORK

                                 (212) 815-2742


                        BY OVERNIGHT DELIVERY, COURIER OR
                       MAIL (REGISTERED OR CERTIFIED MAIL
                                  RECOMMENDED):

                              The Bank of New York
                        101 Barclay Street - 7 East Floor
                            New York, New York 10286
                            Attention: Enrique Lopez
                            Reorganization Unit - 7E


             BY FACSIMILE TRANSMISSION (ELIGIBLE INSTITUTIONS ONLY):

                                 (212) 298-1915
                            Attention: Enrique Lopez

                              Confirm by Telephone:

                                 (212) 815-2742

                             TERMS OF THE NEW NOTES

     The new notes will be freely tradeable and otherwise substantially identical to the old notes. The new notes will not have registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the old notes and the new notes will be governed by the same indenture. The old notes of a series and the new notes of that series will vote together as a single separate class under the indenture.



Notes Offered                                $400 million principal amount of 3.625% Notes due 2007
                                             $1,000 million principal amount of 4.75% Notes due 2012
                                             $600 million principal amount of 5.90% Notes due 2032

Maturity Date                                October 15, 2007 for the 3.625% Notes due 2007
                                             October 15, 2012 for the 4.75% Notes  due 2012
                                             October 15, 2032 for the 5.90% Notes due 2032

Interest Payment Dates                       April 15 and October 15 of each year, commencing April 15, 2003

Optional Redemption                          At any time, ConocoPhillips may elect to redeem any or all of the new notes of a series in principal amounts of $1,000 or any integral multiple of $1,000.
                                             ConocoPhillips will pay an amount equal to the principal amount of notes redeemed plus a make-whole premium, which is described under the heading "Description of the
                                             Notes--Redemption" beginning on page 26. ConocoPhillips will also pay accrued interest to the redemption date.

Guarantee                                    Conoco and Phillips will fully and unconditionally guarantee on a senior unsecured basis the due and punctual payment of the principal of and any premium and interest on the new notes when and as it becomes due and payable, whether at maturity or otherwise.

Ranking                                      The new notes will constitute senior debt of ConocoPhillips and will rank:

                                             -    equally with its senior unsecured debt from time to time outstanding, including its guarantees of the debt of Conoco and Phillips;

                                             -    senior to its subordinated debt from time to time outstanding; and

                                             -    effectively junior to its secured debt and to all debt and other liabilities of its subsidiaries other than Conoco and Phillips from time to time outstanding.

Covenants                                    We will issue the new notes under an indenture containing covenants for your benefit.
                                             These covenants restrict our ability, with certain exceptions, to:

                                             -    incur debt secured by liens;

                                             -    engage in sale/leaseback transactions; and

                                             -    merge, consolidate or transfer all or substantially all of our assets.


Rights under Registration Rights
Agreement                                    If we fail to complete the exchange offer as required by the registration rights agreement, we may be obligated to pay additional interest to holders of the old notes.
                                             Please read "Registration Rights Agreement" beginning on page 40 for more information regarding your rights as a holder of old notes.

Lack of a Public Market for the New Notes    There is no existing trading market for the new notes, and there can be no assurance regarding:

                                             -    any future development or liquidity of a trading market for the new notes;

                                             -    your ability to sell your new notes at all; or

                                             -    the price at which you may be able to sell your new notes.

                                             Future trading prices of the new notes will depend on many factors, including:

                                             -    prevailing interest rates;

                                             -    our operating results and financial condition; and

                                             -    the market for similar securities.

                                             Although we have applied to list the notes on the Luxembourg Stock Exchange, we do not currently intend to apply for the listing of the notes on any other securities exchange or for quotation of the notes in any dealer quotation system. We cannot guarantee that listing will be obtained on the Luxembourg Stock Exchange.

Further Issues                               The 3.625% Notes due 2007 are limited to $400 million in aggregate principal amount, the 4.75% Notes due 2012 are limited to $1,000 million in aggregate principal amount and the 5.90% Notes due 2032 are limited to $600 million in aggregate principal amount.  We may, however, "reopen" each series of notes and issue an unlimited principal amount of additional notes of that series in the future without the consent of the holders.


                    SUMMARY PRO FORMA COMBINED FINANCIAL DATA

     We have provided in the table below summary pro forma combined financial data of ConocoPhillips. The data have been derived from, and should be read together with, the pro forma combined financial statements and related notes incorporated by reference in this prospectus. This information is based on the historical consolidated balance sheets and related adjusted historical consolidated statements of income of Conoco and Phillips, and gives effect to the August 2002 combination of Conoco and Phillips using the purchase method of accounting for business combinations. Conoco's and Phillips' income statements for the year ended December 31, 2001 have been adjusted to reflect the pro forma impact of the acquisition of Gulf Canada Resources Limited, effective July 1, 2001, and the acquisition of Tosco Corporation on September 14, 2001, respectively, as if both transactions had occurred on January 1, 2001.

     The companies may have performed differently had they always been combined. You should not rely on the summary pro forma combined financial data as being indicative of the historical results that would have been achieved had the companies always been combined or of our future results.

                                                                                SIX MONTHS ENDED             YEAR ENDED
                                                                                     JUNE 30                 DECEMBER 31
                                                                                      2002                      2001
                                                                               -----------------             -----------
                                                                                               (IN MILLIONS)

STATEMENT OF INCOME DATA:
Sales and other operating revenues                                                  $37,832                     85,857
Income before extraordinary items and cumulative effect
 of changes in accounting principles                                                    544                      3,940

                                                                                     AT
                                                                                  JUNE 30
                                                                                    2002
                                                                                -------------
                                                                                (IN MILLIONS)

BALANCE SHEET DATA:
Total assets                                                                      $74,822
Long-term debt                                                                     17,179

                        SUMMARY HISTORICAL FINANCIAL DATA

     We have provided in the tables below summary consolidated historical financial data of Conoco and Phillips. We have derived the statement of income data for each of the years in the five-year period ended December 31, 2001, and the historical balance sheet data as of December 31, 2001, 2000, 1999, 1998 and 1997, from audited consolidated financial statements of Conoco and Phillips. We have derived the statement of income data for the six-month periods ended June 30, 2002 and 2001, and the balance sheet data as of June 30, 2002, from unaudited consolidated financial statements of Conoco and of Phillips, which, in our management's opinion, include all adjustments necessary for the fair presentation of the financial position of each company at such date and the results of operations of each company for such periods. Results of operations of each company for the six-month period ended June 30, 2002 are not necessarily indicative of the results of operations that may be achieved for the entire year. You should read the following financial data in conjunction with the pro forma combined financial statements and related notes, the consolidated financial statements and related notes and the other financial information that we have incorporated by reference in this prospectus.


SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA OF CONOCO


                                                                 SIX MONTHS
                                                                    ENDED
                                                                   JUNE 30                  YEARS ENDED DECEMBER 31
                                                              -----------------   --------------------------------------------
                                                                2002      2001     2001     2000     1999      1998      1997
                                                              -------    ------   ------   ------   ------    ------    ------
                                                                                        (IN MILLIONS)
STATEMENT OF INCOME DATA:
Sales and other operating revenues                            $17,556    21,002   38,737   38,737   27,039    22,796    25,796
Income before extraordinary item and cumulative effect
 of change in accounting principle                                214     1,168    1,596    1,902      744       450     1,097
Net income                                                        234     1,205    1,589    1,902      744       450     1,097
OTHER DATA:
Cash provided by operations                                     1,283     1,623    3,141    3,438    2,216     1,373     2,876
Cash used in investing activities                               1,339       859    6,347    2,472    1,706     1,598     2,037
Cash provided by (used in) financing activities                   (43)     (473)   3,362     (920)    (552)     (555)     (499)
Capital expenditures and investments                            1,448       971    2,835    2,796    1,787     2,516     3,114
Cash exploration expense                                          128        78      262      191      139       217       286
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets                                                   29,754             27,904   18,127   16,375    16,075    17,062
Long-term debt                                                  8,240              8,267    4,138    4,080     4,689     1,556


SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA OF PHILLIPS

                                                                SIX MONTHS
                                                                   ENDED
                                                                  JUNE 30                  YEARS ENDED DECEMBER 31
                                                              -----------------   --------------------------------------------
                                                               2002       2001     2001     2000     1999      1998      1997
                                                              -------    ------   ------   ------   ------    ------    ------
                                                                                          (IN MILLIONS)

STATEMENT OF INCOME DATA:
Sales and other operating revenues                            $20,930    10,593   26,729   22,690*  15,396*   13,208*   16,545*
Income before extraordinary item and cumulative effect
 of change in accounting principle                                264     1,107    1,643    1,862      609       237       959
Net income                                                        249     1,135    1,661    1,862      609       237       959
Pro forma income before extraordinary item assuming the
 turnaround accounting method was applied
 retroactively**                                                  264     1,107    1,643    1,851      609       242       971
Pro forma net income assuming the turnaround accounting
 method was applied retroactively**                               249     1,135    1,633    1,851      609       242       971
OTHER DATA:
Cash provided by operations                                     1,109     1,948    3,562    4,014    1,941     1,630     2,245
Cash used in investing activities                               1,460     1,190    2,770    5,762    1,482     1,984     2,056
Cash provided by (used in) financing activities                   354      (820)    (799)   1,759     (418)      288      (641)
Capital expenditures and investments                            1,543     1,414    3,085    2,022    1,690     2,052     2,043
Cash exploration expense                                           88        90      207      168      133       165       151
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets                                                   36,823             35,217   20,509   15,201    14,216    13,860
Long-term debt                                                  8,576              8,645    6,622    4,271     4,106     2,775
Mandatorily redeemable preferred securities of Phillips
 66 Capital Trusts I and II                                       350                650      650      650       650       650


----------

*    Restated to include excise taxes on the sale of petroleum products.

** Effective January 1, 2001, Phillips changed its accounting method for major maintenance turnarounds from the accrue-in-advance method to the expense-as-incurred method. Amounts reflect the pro forma effects of retroactive application to all periods presented.

                                PRIVATE PLACEMENT

     On October 9, 2002, we issued the $400 million principal amount of the outstanding 3.625% Notes due 2007, the $1,000 million principal amount of the outstanding 4.75% Notes due 2012 and the $600 million principal amount of the outstanding 5.90% Notes due 2032 to the initial purchasers of those notes and received proceeds, after deducting the discount to the initial purchasers, equal to 99.545%, 99.550% and 97.877%, respectively, of the principal amount.

     We issued the old notes of each series to the initial purchasers in transactions exempt from or not subject to registration under the Securities Act of 1933. The initial purchasers then offered and resold the notes to qualified institutional buyers, institutional accredited investors and non-U.S. persons initially at the following prices:

     -    99.895% of the principal amount of 3.625% Notes due 2007;

     -    100.000% of the principal amount of 4.75% Notes due 2012; and

     -    98.752% of the principal amount of 5.90% Notes due 2032.

     We received aggregate net proceeds of $1,980 million from the sale of the old notes. We used those proceeds to repay Conoco's Floating Rate Notes due October 15, 2002, to reduce outstanding commercial paper and for general corporate purposes.


                                 USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes of each series, we will receive in exchange a like principal amount of old notes of that series. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our capitalization.

                                 CAPITALIZATION

     We have provided in the table below, as of June 30, 2002, the consolidated capitalization of Conoco and of Phillips on an historical basis and of ConocoPhillips (1) on a pro forma basis giving effect to the August 2002 combination of Conoco and Phillips as if it had occurred on June 30, 2002, and
(2) as further adjusted to give effect to the issuance of the old notes and the application of all the net proceeds to repay Conoco's floating rate notes and to reduce outstanding commercial paper.


                                                                                   JUNE 30, 2002
                                                          --------------------------------------------------------------
                                                                                                          CONOCOPHILLIPS
                                                            CONOCO        PHILLIPS     CONOCOPHILLIPS       PRO FORMA
                                                          HISTORICAL     HISTORICAL      PRO FORMA         AS ADJUSTED
                                                          ----------     ----------    --------------     --------------
                                                                                     (IN MILLIONS)

Short-term debt:
  Notes payable and long-term debt due within
   one year                                                $ 1,782          1,059           2,841                861
                                                           -------         ------          ------             ------
Long-term debt:
  3.625% Notes due 2007                                         --             --              --                400
  4.75% Notes due 2012                                          --             --              --              1,000
  5.90% Notes due 2032                                          --             --              --                600
  Other long-term debt                                       8,240          8,576          17,179             17,179
                                                           -------         ------          ------             ------
     Total long-term debt                                    8,240          8,576          17,179             19,179
                                                           -------         ------          ------             ------
Company-obligated mandatorily redeemable preferred
 securities                                                     --            350             350                350
                                                           -------         ------          ------             ------
Total common stockholders' equity                            7,145         14,456          29,513             29,513
                                                           -------         ------          ------             ------
     Total capitalization                                  $17,167         24,441          49,883             49,903
                                                           =======         ======          ======             ======

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table presents the historical ratios of earnings to fixed charges of each of Conoco and Phillips for the six-month period ended June 30, 2002, and for each of the years in the five-year period ended December 31, 2001. The following table also presents the unaudited pro forma ratio of earnings to fixed charges of ConocoPhillips for the six-month period ended June 30, 2002, and for the year ended December 31, 2001, giving effect to the combination of Conoco and Phillips using the purchase method of accounting, as if the combination had occurred on January 1, 2001.


                                                        SIX MONTHS
                                                          ENDED             YEAR ENDED DECEMBER 31
                                                         JUNE 30        -------------------------------------
                                                          2002          2001    2000    1999    1998    1997
                                                        ----------      ----    ----    ----    ----    -----

RATIO OF EARNINGS TO FIXED CHARGES:
Conoco                                                     2.4x         6.4x    8.5x    3.9x    3.2x    12.9x
Phillips                                                   2.7x         5.4x    6.6x    3.7x    2.1x     5.5x
ConocoPhillips (pro forma)                                 2.8x         5.8x

     For purposes of this table, "earnings" consist of income before income taxes, extraordinary items and cumulative effect of accounting changes, plus fixed charges (excluding capitalized interest and the portion of the preferred dividend requirement of a subsidiary not previously deducted from pretax income, but including amortization of amounts previously capitalized), less undistributed earnings of equity investees of Conoco, Phillips or ConocoPhillips, as applicable. "Fixed charges" consist of interest (including capitalized interest) on all debt, amortization of debt discounts and expenses incurred on issuance, and that portion of rental expense believed to represent interest.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     We sold the old notes of each series in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the old notes are subject to transfer restrictions. In general, you may not offer or sell the old notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

     In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. In that agreement, we agreed to use our reasonable best efforts to file a registration statement relating to an offer to exchange each series of old notes for new notes of the same series and to have that registration statement declared effective by the SEC within 180 days after the issue date of the old notes. We also agreed to use our reasonable best efforts to complete the exchange offer for each series within 45 days after the registration statement becomes effective. We are offering the new notes of each series under this prospectus in a separate, independent exchange offer for the old notes of that series to satisfy our obligations under the registration rights agreement. We sometimes refer to these separate, independent exchange offers as the "exchange offer."


RESALE OF NEW NOTES

     Based on interpretations of the SEC staff in "no action letters" issued to third parties, we believe that each new note issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if:

     - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

     -    you acquire such new notes in the ordinary course of your business;
          and

     - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes.

     The SEC has not, however, considered the legality of our exchange offer in the context of a "no action letter," and there can be no assurance that the staff of the SEC would make a similar determination with respect to our exchange offer as it has in other interpretations to other parties.

     If you tender your old notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you:

     -    cannot rely on such interpretations by the SEC staff; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the new notes.

     Unless an exemption from registration is otherwise available, the resale by any securityholder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the selling securityholder's information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. With respect to broker-dealers, only those that acquired the old notes for their own account as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes acquired as a result of market-making activities or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must deliver a prospectus in connection with any resale of such new notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new notes.


TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes of a series properly tendered and not withdrawn prior to the expiration date of the exchange offer for notes of that series. We will issue $1,000 principal amount of new notes of a series in exchange for each $1,000 principal amount of old notes of that series surrendered under the applicable exchange offer. Old notes may be tendered only in integral multiples of $1,000.

     No exchange offer for notes of a series is conditioned upon any minimum aggregate principal amount of old notes of that series being tendered for exchange or upon the consummation of any other exchange offer.

     As of the date of this prospectus, $400 million principal amount of 3.625% Notes due 2007, $1,000 million principal amount of 4.75% Notes due 2012 and $600 million principal amount of 5.90% Notes due 2032 are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer:

     -    will remain outstanding;

     -    will continue to accrue interest; and

     - will be entitled to the rights and benefits that holders have under the indenture relating to the notes and, if applicable, the registration rights agreement.

     We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

     If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section "--Fees and Expenses" for more details about fees and expenses incurred in the exchange offer.

     We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the applicable exchange offer.


EXPIRATION DATE

     Each exchange offer will expire at 5:00 p.m., New York City time, on      ,
        , unless in our sole discretion we extend it.


EXTENSIONS, DELAY IN ACCEPTANCE, TERMINATION OR AMENDMENT

     We expressly reserve the right, at any time or at various times, to extend the period of time during which an exchange offer for notes of a series is open. We may extend that period for each series independently. We may delay acceptance for exchange of any old notes of a series by giving oral or written notice of the extension to their holders. During any such extensions, all old notes of that series you have previously tendered will remain subject to the exchange offer for that series, and we may accept them for exchange.

     To extend an exchange offer, we will notify the exchange agent orally or in writing of any extension. We also will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     If any of the conditions described below under "--Conditions to the Exchange Offer" have not been satisfied with respect to an exchange offer for notes of a series, we reserve the right, in our sole discretion:

     -    to delay accepting for exchange any old notes of that series;

     -    to extend that exchange offer; or

     -    to terminate that exchange offer.

We will give oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of that exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of old notes of the series affected. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement. We will distribute the supplement to the registered holders of the old notes of the series affected. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.


CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any new notes of a series for, any old notes of that series, and we may terminate the exchange offer for that series as provided in this prospectus before accepting any old notes of that series for exchange, if in our reasonable judgment:

     - the exchange offer for that series, or the making of any exchange by a holder of old notes of that series, would violate any applicable law or any applicable interpretation of the staff of the SEC; or

     - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer for that series that, in our judgment, would reasonably be expected to impair our ability to proceed with that exchange offer.

     In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

     - the representations described under "--Procedures for Tendering" and in the letter of transmittal; and

- such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registering the new notes under the Securities Act.

     We expressly reserve the right to amend or terminate each exchange offer, and to reject for exchange any old notes not previously accepted for exchange in that exchange offer, upon the occurrence of any of the conditions to that exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes of the series affected as promptly as practicable.

     These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at that time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.


PROCEDURES FOR TENDERING

     HOW TO TENDER GENERALLY

     Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must either (1) comply with the procedures for physical tender or (2) comply with the automated tender offer program procedures of The Depository Trust Company, or DTC, described below.

     To complete a physical tender, a holder must:

     - complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

     - have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires;

     - mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; and

     - deliver the old notes to the exchange agent prior to the expiration date or comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under "Prospectus Summary--The Exchange Agent" prior to the expiration date. To complete a tender through DTC's automated tender offer program, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below and a properly transmitted agent's message.

     The tender by a holder that is not withdrawn prior to the expiration date and our acceptance of that tender will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD NOTES TO US.

YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.


     BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your old notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures described below.


     TENDERING THROUGH DTC'S AUTOMATED TENDER OFFER PROGRAM

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender its old notes. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

     An "agent's message" is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

     - DTC has received an express acknowledgment from a participant in DTC's automated tender offer program that is tendering old notes that are the subject of such book-entry confirmation;

     - the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

     -    we may enforce the agreement against the participant.


     HOW TO TENDER IF YOU ARE A BENEFICIAL OWNER

     If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

     - make appropriate arrangements to register ownership of the old notes in your name; or

     - obtain a properly completed bond power from the registered holder of your old notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.


     SIGNATURES AND SIGNATURE GUARANTEES

     You must have signatures on a letter of transmittal or a notice of withdrawal described below guaranteed by an "eligible institution" unless the old notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and the new notes are being issued directly to the registered holder of the old notes tendered in the exchange offer for those new notes; or

     -    for the account of an eligible institution.

An "eligible institution" is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, in each case that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

     WHEN ENDORSEMENTS OR BOND POWERS ARE NEEDED

     If a person other than the registered holder of any old notes signs the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power. The registered holder must sign the bond power as the registered holder's name appears on the old notes. An eligible institution must guarantee that signature.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, they also must submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

     DETERMINATIONS UNDER THE EXCHANGE OFFER

     We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which, in the opinion of our counsel, might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of the exchange offer as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     WHEN WE WILL ISSUE NEW NOTES

     In all cases, we will issue new notes for old notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

     - old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC; and

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     RETURN OF OLD NOTES NOT ACCEPTED OR EXCHANGED

     If we do not accept any tendered old notes for exchange for any reason described in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged old notes without expense to their tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the rejection of tender or the expiration or termination of the exchange offer.

     YOUR REPRESENTATIONS TO US

     By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

     - any new notes that you receive will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person to participate in the distribution of the old notes or the new notes;

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

     - if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes;

     - if you are a broker-dealer, you will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of such new notes;

     - if you are a broker-dealer, you did not purchase the old notes to be exchanged for the new notes from us; and

     - you are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.


GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your old notes but they are not immediately available or if you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may tender if:

     - the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

     - prior to the expiration date, the exchange agent receives from that firm, bank, trust company or institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message relating to a notice of guaranteed delivery:

          - stating your name and address, the registration number or numbers of your old notes and the principal amount of old notes tendered;

          -    stating that the tender is being made thereby; and

          - guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof or agent's message in lieu thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent;

     - the exchange agent receives such properly completed and executed letter of transmittal or facsimile or agent's message, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your old notes according to the guaranteed delivery procedures described above.


WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under "Prospectus Summary--The Exchange Agent"; or

     - the withdrawing holder must comply with the appropriate procedures of DTC's automated tender offer program.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the old notes to be withdrawn;

     - identify the old notes to be withdrawn, including the registration number or numbers and the principal amount of such old notes;

     - be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal used to deposit those old notes, or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer into the name of the person withdrawing the tender; and

     - specify the name in which such old notes are to be registered, if different from that of the person who tendered the old notes.

     If old notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

     We will determine in our sole discretion all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination will be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal. You may retender properly withdrawn old notes by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the expiration date.


FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, email, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

     We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

     -    SEC registration fees;

     -    fees and expenses of the exchange agent and trustee;

     -    accounting and legal fees and printing costs; and

     -    related fees and expenses.


TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of old notes in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

     - certificates representing new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

     - tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of old notes in the exchange offer.

If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of new notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.


CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not tender your old notes for new notes in the exchange offer, or if you tender your old notes but subsequently withdraw them, your old notes will remain outstanding and continue to accrue interest, but will not retain any rights under the registration rights agreement (except in limited circumstances involving the initial purchasers and specified broker-dealers) or accrue additional interest under that agreement. IN ADDITION, YOU WILL

REMAIN SUBJECT TO THE EXISTING RESTRICTIONS ON TRANSFER OF THE OLD NOTES. IN GENERAL, YOU MAY NOT OFFER OR SELL THE OLD NOTES UNLESS EITHER THEY ARE REGISTERED UNDER THE SECURITIES ACT OR THE OFFER OR SALE IS EXEMPT FROM OR NOT SUBJECT TO REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

     THE TENDER OF OLD NOTES OF A SERIES IN THE EXCHANGE OFFER WILL REDUCE THE PRINCIPAL AMOUNT OF THE OLD NOTES OF THAT SERIES OUTSTANDING. DUE TO THE CORRESPONDING REDUCTION IN LIQUIDITY, THIS MAY HAVE AN ADVERSE EFFECT UPON, AND INCREASE THE VOLATILITY OF, THE MARKET PRICE OF ANY OLD NOTES OF THAT SERIES THAT YOU CONTINUE TO HOLD.


ACCOUNTING TREATMENT

     We will not recognize a gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize our expenses of each exchange offer over the term of the applicable series of new notes under U.S. generally accepted accounting principles.


OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. In the future, we may seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes, except as required by the registration rights agreement.

                            DESCRIPTION OF THE NOTES

     We will issue the new notes, and we issued the old notes, under an indenture, dated as of October 9, 2002, among ConocoPhillips, as issuer, Conoco and Phillips, as guarantors, and The Bank of New York, as trustee. The notes are ConocoPhillips' general unsecured obligations and are fully and unconditionally guaranteed by Conoco and Phillips on a senior unsecured basis. We have summarized material provisions of the indenture, the notes and the guarantees below. This summary is not complete. We have filed the indenture as an exhibit to the registration statement, and you should read the indenture for provisions that may be important to you.

     The old notes of a series, the new notes of that series issued in the exchange offer and any debt securities of that series issued in the private exchange described below under "Registration Rights Agreements" will together constitute a separate single series of securities under the indenture. If the exchange offer for notes of a series is consummated, holders of old notes of that series who do not exchange their old notes for either new notes of that series in the exchange offer or debt securities of that series in the private exchange will vote together with holders of that series of new notes and private exchange notes for all relevant purposes under the indenture. Accordingly, in determining whether the required holders have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes that remain outstanding after the applicable exchange offer or private exchange will be aggregated with the applicable series of new notes and private exchange notes, and the holders of those old notes, new notes and private exchange notes will vote together as a single series.

     In this summary description of the notes, unless we state otherwise or the context clearly indicates otherwise, all references to ConocoPhillips mean ConocoPhillips only, all references to Conoco mean Conoco Inc. only and all references to Phillips mean Phillips Petroleum Company only.


GENERAL

     The 3.625% Notes due 2007 will mature on October 15, 2007, and will bear interest at 3.625% per year. The 4.75% Notes due 2012 will mature on October 15, 2012, and will bear interest at 4.75% per year. The 5.90% Notes due 2032 will mature on October 15, 2032, and will bear interest at 5.90% per year. Interest on the notes will accrue from October 9, 2002. ConocoPhillips:

     - will pay interest semiannually on April 15 and October 15 of each year, commencing April 15, 2003;

     - will pay interest to the person in whose name a note is registered at the close of business on the April 1 or October 1 immediately preceding the interest payment date;

     - will compute interest on the basis of a 360-day year consisting of twelve 30-day months;

     - will make payments on the notes at the offices of the trustee and any paying agent; and

     - may make payments by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the security register.

     ConocoPhillips will issue the notes only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. The notes will not be subject to any sinking fund or mandatory redemption provisions.

     The 3.625% Notes due 2007 are limited to $400 million in aggregate principal amount, the 4.75% Notes due 2012 are limited to $1,000 million in aggregate principal amount and the 5.90% Notes due 2032 are limited to $600 million in aggregate principal amount. We may, however, "reopen" each series of notes and issue an unlimited principal amount of additional notes of that series in the future without the consent of the holders. We may reopen a series of notes only if the additional notes issued will be fungible with the original notes of the series for United States federal income tax purposes.

     The indenture does not limit the amount of debt that ConocoPhillips may issue under the indenture, nor the amount of other unsecured debt or securities that ConocoPhillips may issue. ConocoPhillips may issue debt securities under the indenture from time to time in one or more series, each in an amount authorized prior to issuance. Other than the restrictions on liens and sale/leaseback transactions described below under "-- Restrictive Covenants," the indenture does not contain any covenants or other provisions designed to protect holders of the notes in the event ConocoPhillips participates in a highly leveraged transaction or upon a change of control. The indenture also does not contain provisions that give holders the right to require ConocoPhillips to repurchase their notes in the event of a decline in ConocoPhillips' credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.


REDEMPTION

     The notes of each series will be redeemable at ConocoPhillips' option, in whole or in part, at any time and from time to time, in principal amounts of $1,000 or any integral multiple of $1,000 for an amount equal to:

     - 100% of the principal amount of the notes of that series to be redeemed; and

     - a premium equal to the amount, if any, by which the sum of the present values of the Remaining Scheduled Payments on the notes being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points for the 3.625% Notes due 2007, 20 basis points for the 4.75% Notes due 2012 and 20 basis points for the 5.90% Notes due 2032, exceeds the principal amount of the notes to be redeemed.

In each case, ConocoPhillips will pay accrued interest to the date of redemption.

     "Treasury Rate" means the rate per year equal to:

     - the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15 (519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the applicable series of notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month; or

     - if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

     The Treasury Rate will be calculated on the third business day preceding the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the applicable series of notes. "Independent Investment Banker" means one of the Reference Treasury Dealers that we appoint.

     "Comparable Treasury Price" means (a) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all quotations obtained.

     "Reference Treasury Dealer" means each of Banc of America Securities LLC (and its successors), J.P. Morgan Securities Inc. (and its successors), Salomon Smith Barney Inc. (and its successors) and one other nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified from time to time by us. If, however, any of them shall cease to be a primary U.S. Government securities dealer, we will substitute another nationally recognized investment banking firm that is such a dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding the redemption date.

     "Remaining Scheduled Payments" means the remaining scheduled payments of the principal of and interest on each note to be redeemed that would be due after the related redemption date but for such redemption. If the redemption date is not an interest payment date with respect to the note being redeemed, the amount of the next succeeding scheduled interest payment on the note will be reduced by the amount of interest accrued thereon to that redemption date.

     We will mail notice of a redemption not less than 30 days nor more than 60 days before the redemption date to holders of notes to be redeemed. As long as those notes are listed on the Luxembourg Stock Exchange, we also will publish notice in the Luxemburger Wort or another newspaper of general circulation in Luxembourg.

     If ConocoPhillips is redeeming less than all the notes of a series, the trustee will select the particular notes of the series to be redeemed pro rata, by lot or by another method the trustee deems fair and appropriate. Unless there is a default in payment of the redemption amount, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If ConocoPhillips redeems less than all the notes of a series, ConocoPhillips will notify the Luxembourg Stock Exchange of the aggregate principal amount of the notes of that series that remains outstanding after the redemption. ConocoPhillips will pay 100% of the principal amount of the notes of each series at the maturity of those notes.

     Except as described above, the notes will not be redeemable by ConocoPhillips prior to maturity and will not be entitled to the benefit of any sinking fund.


GUARANTEE

     Conoco and Phillips will each fully and unconditionally guarantee on a senior unsecured basis the full and prompt payment of the principal of and any premium and interest on the notes when and as the payment becomes due and payable, whether at maturity or otherwise. The guarantees provide that in the event of a default in the payment of principal of or any premium or interest on a note, the holder of the note may institute legal proceedings directly against Conoco and Phillips to enforce the guarantees without first proceeding against ConocoPhillips.


RANKING

     In connection with the combination of Conoco and Phillips, and to simplify the companies' credit structure, ConocoPhillips and Conoco have fully and unconditionally guaranteed the payment obligations of Phillips with respect to its publicly held debt securities, and ConocoPhillips and Phillips have fully and unconditionally guaranteed the payment obligations of Conoco and Conoco Funding Company, Conoco's wholly owned finance subsidiary, with respect to the publicly held debt securities of Conoco and the publicly held debt securities of Conoco Funding Company fully and unconditionally guaranteed by Conoco.

     The notes will constitute senior debt of ConocoPhillips and will rank equally with its senior unsecured debt from time to time outstanding, including its guarantees of the debt of Conoco and Phillips; senior to its subordinated debt from time to time outstanding; and effectively junior to its secured debt and to all debt and other liabilities of its subsidiaries other than Conoco and Phillips from time to time outstanding. Each of Conoco's and Phillips' guarantees will rank equally with all of its senior unsecured debt from time to time outstanding, including its guarantee of the debt of the other; senior to its subordinated debt from time to time outstanding; and effectively junior to its secured debt and to all debt and other liabilities of its subsidiaries from time to time outstanding.

     Each of ConocoPhillips and Conoco conducts substantially all its operations through subsidiaries, and those subsidiaries generate substantially all its operating income and cash flow. As a result, distributions or advances from those subsidiaries are the principal source of funds necessary to meet the debt service obligations of ConocoPhillips and Conoco. Contractual provisions or laws, as well as the subsidiaries' financial condition and operating requirements, may limit the ability of each of ConocoPhillips and Conoco to obtain cash from its subsidiaries that it requires to pay its debt service obligations, including any payments required to be made under the notes and Conoco's related guarantee.

     As of June 30, 2002, on a pro forma basis giving effect to the combination of Conoco and Phillips and as further adjusted to give effect to the issuance of the notes and the application of all the net proceeds to repay Conoco's floating rate notes and to reduce outstanding commercial paper, ConocoPhillips would have had an aggregate of $19.2 billion of consolidated long-term debt. Approximately $14.8 billion would have ranked equally in right of payment with the notes. Approximately $2.4 billion would have been secured or owed by subsidiaries other than Conoco or Phillips and therefore effectively senior to the notes with respect to the assets securing the debt or the assets of the subsidiary obligor.


RESTRICTIVE COVENANTS

     ConocoPhillips has agreed to two principal restrictions on its activities for the benefit of holders of the notes. The restrictive covenants summarized below will apply to the notes of each series (unless waived or amended) as long as the notes of that series are outstanding. We have used in this summary description capitalized terms that we have defined below under "-- Glossary."

     LIMITATION ON LIENS

     ConocoPhillips has agreed that it and its Principal Domestic Subsidiaries will issue, assume or guarantee Debt for borrowed money secured by a lien upon a Principal Property or shares of stock or Debt of any Principal Domestic Subsidiary only if the outstanding notes and all other debt securities issued under the indenture are secured equally and ratably with or prior to the Debt secured by that lien. If the notes and such other debt securities are so secured, ConocoPhillips has the option to secure any of its and its Subsidiaries' other Debt or obligations equally and ratably with or prior to the Debt secured by the lien and, accordingly, equally and ratably with the notes. This covenant has exceptions that permit:

          (a) liens existing on the date we first issued the notes;

          (b) liens on the property, assets, stock, equity or Debt of any entity existing at the time ConocoPhillips or a Subsidiary acquires that entity or its property or at the time the entity becomes a Subsidiary or a Principal Domestic Subsidiary;

          (c) liens on assets either:

          -    existing at the time of acquisition of the assets;

          - securing all or part of the cost of acquiring, constructing, improving, developing or expanding the assets; or

          - securing Debt incurred to finance all or part of the purchase price of the assets or the cost of constructing, improving, developing or expanding the assets that was incurred before, at the time of or within two years after the later of the acquisition, the completion of construction, improvement, development or expansion or the commencement of commercial operation of the assets;

          (d) liens on specific assets to secure Debt incurred to provide funds for the cost of exploration, drilling or development of those assets;

          (e) intercompany liens;

          (f) liens securing industrial development, pollution control or other revenue bonds of a domestic government entity;

          (g) liens on personal property, other than shares of stock or debt of any Principal Domestic Subsidiary, securing loans maturing in less than one year;

          (h) liens on a Principal Property arising in connection with the sale of accounts receivable resulting from the sale of oil or gas at the wellhead;

          (i) statutory or other liens arising in the ordinary course of business and relating to amounts that are not yet delinquent or are being contested in good faith; and

          (j) any extensions, substitutions, replacements or renewals of the above-described liens or any Debt secured by these liens if both:

          - the new lien is limited to the property (plus any improvements) secured by the original lien; and

          - the amount of Debt secured by the new lien and not otherwise permitted does not materially exceed the amount of Debt refinanced plus any premium or fee payable in connection with any such extension, substitution, replacement or renewal.

     In addition, without securing the notes and all other debt securities issued under the indenture as described above, ConocoPhillips and its Principal Domestic Subsidiaries may issue, assume or guarantee Debt that this covenant would otherwise restrict in a total principal amount that, when added to all other outstanding Debt of ConocoPhillips and its Principal Domestic Subsidiaries that this covenant would otherwise restrict and the total amount of Attributable Debt outstanding for Sale/Leaseback Transactions, does not exceed a "basket" equal to 10% of Consolidated Adjusted Net Assets. When calculating this total principal amount, we exclude from the calculation Attributable Debt from Sale/Leaseback Transactions in connection with which ConocoPhillips or a Subsidiary has purchased property or retired or defeased Debt as described in clause (b) below under "Limitation on Sale/Leaseback Transactions."

     The following types of transactions do not create "Debt" secured by "liens" within the meaning of this covenant:

          (a) the sale or other transfer of either:

          - oil, gas or other minerals in place for a period of time until, or in an amount such that, the purchaser will realize from those minerals a specified amount of money or a specified amount of those minerals; or

          - any other interest in property commonly referred to as a "production payment"; and

          (b) the mortgage or pledge of any property of ConocoPhillips or a Subsidiary in favor of the United States, any state of the United States or any department, agency or instrumentality of either, to secure payments under any contract or statute.

     LIMITATION ON SALE/LEASEBACK TRANSACTIONS

     ConocoPhillips has agreed that it and any of its Principal Domestic Subsidiaries will enter into a Sale/Leaseback Transaction only if at least one of the following applies:

          (a) ConocoPhillips or that Principal Domestic Subsidiary could incur Debt in a principal amount equal to the Attributable Debt for that Sale/Leaseback Transaction and, without violating the "Limitation on Liens" covenant, could secure that Debt by a lien on the property to be leased without equally and ratably securing the notes.

          (b) Within the period beginning one year before the closing of the Sale/Leaseback Transaction and ending one year after the closing, ConocoPhillips or any Subsidiary applies the net proceeds of the Sale/Leaseback Transaction either:

          - to the voluntary defeasance or retirement of the notes, any other debt securities issued under the indenture or any Funded Debt; or

          - to the acquisition, exploration, drilling, development, construction, improvement or expansion of one or more Principal Properties.

     Any net proceeds that are not applied for the purposes described in (b) will be subject to the limitation described in (a). For purposes of these calculations, the net proceeds of the Sale/ Leaseback Transaction means the net proceeds of the sale or transfer of the property leased in the Sale/Leaseback Transaction (or, if greater, the fair value of that property at the time of the Sale/ Leaseback Transaction as determined by ConocoPhillips' board of directors).

     GLOSSARY

     "Attributable Debt" means the present value of the rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction. To determine that present value, we use a discount rate equal to the lease rate of the Sale/Leaseback Transaction. For these purposes, rental payments do not include any amounts required to be paid for taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights. In the case of any lease that the lessee may terminate by paying a penalty, if the net amount (including payment of the penalty) would be reduced if the lessee terminated the lease on the first date that it could be terminated, then this lower net amount will be used.

     "Consolidated Adjusted Net Assets" means the total amount of assets of ConocoPhillips and its consolidated subsidiaries less:

     - all current liabilities (excluding liabilities that are extendable or renewable at ConocoPhillips' option to a date more than 12 months after the date of calculation and excluding current maturities of long-term debt); and

     -    total prepaid expenses and deferred charges.

ConocoPhillips will calculate its Consolidated Adjusted Net Assets based on its most recent quarterly balance sheet.

     "Debt" means all notes, bonds, debentures or similar evidences of debt for money borrowed.

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
     "Funded Debt" means all Debt that matures on or is renewable to a date more than one year after the date the Debt is incurred.

     "Principal Domestic Subsidiary" means each of Conoco, Phillips and any Subsidiary (1) that has substantially all its assets in the United States, (2) that owns a Principal Property and (3) in which ConocoPhillips' capital investment, together with any intercompany loans to that Subsidiary and any debt of that Subsidiary guaranteed by ConocoPhillips or any other Subsidiary, exceeds $100 million.

     "Principal Property" means any oil or gas producing property located onshore or offshore of the United States or any refinery or manufacturing plant located in the United States. This term excludes any property, refinery or plant that in the opinion of ConocoPhillips' board of directors is not materially important to the total business conducted by ConocoPhillips and its consolidated subsidiaries. This term also excludes any transportation or marketing facilities or assets.

     "Sale/Leaseback Transaction" means any arrangement with anyone under which ConocoPhillips or a Subsidiary leases any Principal Property that ConocoPhillips or that Subsidiary has sold or transferred or will sell or transfer to that person. This term excludes the following:

     -    temporary leases for a term of not more than three years;

     -    intercompany leases;

     - leases of a Principal Property executed by the time of or within 12 months after the latest of the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property; and

     - arrangements under any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954.

     "Subsidiary" means an entity at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by ConocoPhillips or by one or more other Subsidiaries, or by ConocoPhillips and one or more other Subsidiaries.


CONSOLIDATION, MERGER AND SALE OF ASSETS

     The indenture generally permits a consolidation or merger involving ConocoPhillips, Conoco or Phillips. It also permits ConocoPhillips, Conoco or Phillips to lease, transfer or dispose of all or substantially all of its assets. Each of ConocoPhillips, Conoco and Phillips has agreed, however, that it will not consolidate with or merge into any entity (other than ConocoPhillips, Conoco or Phillips, as applicable) or lease, transfer or dispose of all or substantially all of its assets to any entity (other than ConocoPhillips, Conoco or Phillips, as applicable) unless:

     -    it is the continuing corporation; or

     - if it is not the continuing corporation, the resulting entity or transferee is organized and existing under the laws of any United States jurisdiction and assumes the performance of its covenants and obligations under the indenture and, in the case of ConocoPhillips, the due and punctual payments on the notes or, in the case of Conoco or Phillips, the performance of the related guarantee; and

     - in either case, immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction.

     Upon any such consolidation, merger or asset lease, transfer or disposition, the resulting entity or transferee will be substituted for ConocoPhillips, Conoco or Phillips, as applicable, under the indenture and notes. In the case of an asset transfer or disposition other than a lease, ConocoPhillips, Conoco or Phillips, as applicable, will be released from the indenture.


EVENTS OF DEFAULT

     The following are events of default with respect to a series of notes:

     -    failure to pay interest on that series of notes for 30 days when due;

     - failure to pay principal of or any premium on that series of notes when due;

     - failure to comply with any covenant or agreement in that series of notes or the indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of other series of debt securities issued under the indenture) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under the indenture that are affected by that failure;

     - specified events involving bankruptcy, insolvency or reorganization of ConocoPhillips, Conoco or Phillips.

     A default under one series of notes will not necessarily be a default under the other series or any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of the notes of any default or event of default (except in any payment on the notes) if the trustee considers it in the interest of the holders to do so.

     If an event of default for any series of notes occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those notes (or debt securities) to be due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the indenture, including the notes, will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding notes of the series affected by the default (or, in some cases, of all debt securities issued under the indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement.

     A holder of a note of any series may pursue any remedy under the indenture only if:

     - the holder gives the trustee written notice of a continuing event of default for that series;

     - the holders of at least 25% in principal amount of the outstanding notes of that series make a written request to the trustee to pursue the remedy;

     - the holders offer to the trustee indemnity satisfactory to the trustee;

     - the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

     - during that 60-day period, the holders of a majority in principal amount of the notes of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a note to sue for enforcement of any overdue payment.

     In most cases, holders of a majority in principal amount of the outstanding notes of a series (or of all debt securities issued under the indenture that are affected, voting as one class) may direct the time, method and place of:

     -    conducting any proceeding for any remedy available to the trustee; and

     - exercising any trust or power conferred on the trustee relating to or arising as a result of an event of default.

     The indenture requires ConocoPhillips, Conoco and Phillips to file each year with the trustee a written statement as to their compliance with the covenants contained in the indenture.


MODIFICATION AND WAIVER

     The indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding notes and all other series of debt securities issued under the indenture that are affected by the amendment or supplement (acting as one class) consent to it. Without the consent of each holder of a note, however, no modification may:

     - reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

     - reduce the rate of or change the time for payment of interest on the note;

     -    reduce the principal of the note or change its stated maturity;

     - reduce any premium payable on the redemption of the note or change the time at which the note may be redeemed;

     -    make payments on the notes payable in currency other than U.S.
          dollars;

     - impair the holder's right to institute suit for the enforcement of any payment on or with respect to the note;

     - make any change in the percentage of principal amount of notes necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification; or

     - waive a continuing default or event of default regarding any payment on the notes.

     The indenture may be amended or supplemented or any provision of the indenture may be waived without the consent of any holders of notes in certain circumstances, including:

     -    to cure any ambiguity, omission, defect or inconsistency;

     - to provide for the assumption of the obligations under the indenture of ConocoPhillips, Conoco or Phillips by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

     - to provide for uncertificated notes in addition to or in place of certificated notes or to provide for bearer notes;

     - to provide any security for, any guarantees of or any additional obligors on any series of the notes or the related guarantees;

     - to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

     - to add covenants that would benefit the holders of any series of notes or to surrender any rights ConocoPhillips, Conoco or Phillips has under the indenture;

     -    to add events of default with respect to any series of notes; and

     - to make any change that does not adversely affect any outstanding notes of any series in any material respect.

     The holders of a majority in principal amount of the outstanding notes of any series (or, in some cases, of all debt securities issued under the indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those notes (or debt securities). Those holders may not, however, waive any default or event of default in any payment on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.


DEFEASANCE

     When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If any combination of funds or government securities are deposited with the trustee sufficient to make payments on the notes of a series on the dates those payments are due and payable, then, at ConocoPhillips' option, either of the following will occur:

     - ConocoPhillips, Conoco and Phillips will be discharged from their obligations with respect to the notes of that series and the related guarantees ("legal defeasance"); or

     - ConocoPhillips, Conoco and Phillips will no longer have any obligation to comply with the restrictive covenants, the merger covenant and other specified covenants under the indenture, and the related events of default will no longer apply ("covenant defeasance").

     If a series of notes is defeased, the holders of the notes of that series will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of notes, replace stolen, lost or mutilated notes or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, the obligation of ConocoPhillips to pay principal, premium and interest on the notes and Conoco's and Phillips' guarantees of the payments will also survive.

     We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.


GOVERNING LAW

     New York law will govern the indenture and the notes.


TRUSTEE

     The Bank of New York is the trustee under the indenture. The Bank of New York also serves as trustee or custodian relating to approximately $2.7 billion of debt, trust preferred securities and other long-term repayment obligations of subsidiaries of ConocoPhillips as of June 30, 2002. The Bank of New York and its affiliates perform certain commercial banking services for us for which they receive customary fees and are lenders under various outstanding credit facilities of subsidiaries of ConocoPhillips.

     If an event of default occurs under the indenture and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person's own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of the notes only after those holders have offered the trustee indemnity reasonably satisfactory to it.

     The indenture contains limitations on the right of the trustee, if it becomes a creditor of ConocoPhillips, Conoco or Phillips, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with ConocoPhillips, Conoco and Phillips. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.


EXCHANGE, REGISTRATION AND TRANSFER

     Notes of any series will be exchangeable for other notes of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present notes for registration of transfer at the office of the security registrar or any transfer agent ConocoPhillips designates, including any transfer agent in Luxembourg. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the indenture are met. There will be no service charge for any registration of transfer or exchange of the notes. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

     The trustee has been appointed as security registrar for the notes. ConocoPhillips is required to maintain an office or agency for transfers and exchanges in each place of payment. In addition, as long as a series of notes is listed on the Luxembourg Stock Exchange, ConocoPhillips will maintain a transfer agent for that series in Luxembourg. ConocoPhillips may at any time designate additional transfer agents for any series of notes.

     In the case of any redemption, ConocoPhillips will not be required to register the transfer or exchange of:

     - any note during a period beginning 15 business days prior to the mailing of the relevant notice of redemption or repurchase and ending on the close of business on the day of mailing of such notice; or

     - any note that has been called for redemption in whole or in part, except the unredeemed portion of any note being redeemed in part.


NOTICES

     We will mail notices and communications to the holder's address shown on the register of the notes. In addition, as long as a series of notes is listed on the Luxembourg Stock Exchange, we will publish notices for that series in the Luxemburger Wort or another newspaper of general circulation in Luxembourg.


PAYMENT AND PAYING AGENTS

     The trustee has been appointed as paying agent for the notes. As long as a series of notes is listed on the Luxembourg Stock Exchange, ConocoPhillips also will maintain a paying agent for that series in Luxembourg. Payments on the notes will be made in U.S. dollars at the office of the trustee and any paying agent, including any paying agent in Luxembourg. At ConocoPhillips' option, however, payments may be made by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the security register. ConocoPhillips may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

     If the principal of or any premium or interest on the notes is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, a "business day" is any day that is not a

Saturday, a Sunday or a day on which banking institutions in any of New York, New York; Houston, Texas or a place of payment on the notes is authorized or obligated by law, regulation or executive order to remain closed.

     Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the notes that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.


OTHER

     We will make all payments on the notes without withholding or deducting any taxes or other governmental charges imposed by a United States jurisdiction, unless we are required to do so by applicable law. If we are required to withhold taxes, we will not pay any additional, or gross up, amounts with respect to the withholding or deduction.

     We may at any time purchase notes on the open market or otherwise at any price. We will surrender all notes that we redeem or purchase to the trustee for cancellation. We may not reissue or resell any of these notes.

     At any meeting of holders of the notes, the trustee may make reasonable rules for action by or at that meeting. The registrar and any paying agent for the notes also may make reasonable rules and set reasonable requirements for its functions.


BOOK-ENTRY DELIVERY AND SETTLEMENT

     We will issue the new notes of each series in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee.

     Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through either DTC (in the United States) or Clearstream Banking, societe anonyme, Luxembourg, or Euroclear Bank S.A./N.V. (the "Euroclear Operator"), as operator of the Euroclear System (in Europe), either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their U.S. depositaries, which in turn will hold such interests in customers' securities accounts in the U.S. depositaries' names on the books of DTC. Citibank, N.A. will act as the U.S. depositary for Clearstream, and JPMorgan Chase Bank will act as the U.S. depositary for Euroclear.

     DTC has advised us as follows:

     - DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

     - DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

     - Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

     - DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

     - Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

     - The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

     Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

     Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Operator under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

     The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

     We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of ConocoPhillips, Conoco, Phillips or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

     We expect that under procedures established by DTC:

     - upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants exchanging old notes for new notes with portions of the principal amounts of the global notes; and

     - ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

     The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

     Neither ConocoPhillips, Conoco, Phillips nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

     Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

     Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

     Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.


CLEARANCE AND SETTLEMENT PROCEDURES

     Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream

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
customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

     Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.


CERTIFICATED NOTES

     We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if either:

     - DTC notifies us that it is no longer willing or able to act as a depositary for the global notes, and we have not appointed a successor depositary within 90 days of that notice;

     - an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

     -    we determine not to have the notes represented by a global note.

     Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

     If we issue certificated notes of a series listed on the Luxembourg Stock Exchange, holders in Luxembourg may obtain certificates at the offices of the paying agent and transfer agent for that series in Luxembourg. We will make those certificates available in Luxembourg at the time we deliver certificates to the trustee. If the notes are no longer represented by a global note and are no longer deposited with a clearing system such as DTC, the Luxembourg Stock Exchange has informed us that they will no longer list the notes.

                          REGISTRATION RIGHTS AGREEMENT

     We have summarized material provisions of the registration rights agreement below. This summary is not complete. We have filed the registration rights agreement as an exhibit to the registration statement, and you should read the agreement for provisions that may be important to you.


EXCHANGE OFFER REGISTRATION STATEMENT

     In connection with the issuance of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. This agreement provides that we will use our reasonable best efforts to:

     - file a registration statement relating to an exchange offer for each series of old notes with the SEC and cause the SEC to declare the registration statement effective under the Securities Act no later than the 180th day after the issue date of the old notes;

     - cause the registation statement to remain effective until the closing of the exchange offer; and

     - complete the exchange offer within 45 days after the registration statement becomes effective.

     We will keep the exchange offer open for at least 20 business days (or longer, if required by applicable law or otherwise extended by us at our option) after the date notice of the exchange offer is mailed to the holders of the old notes. During the exchange offer, we will offer to all holders of old notes who are legally eligible to participate in the exchange offer the opportunity to exchange their old notes for new notes.

     If any holder holds any old notes acquired by it that have the status of an unsold allotment in the initial distribution of the old notes or if any holder is not entitled to participate in the exchange offer because of applicable law or interpretations by the staff of the SEC, we will issue and deliver to that holder in a private exchange, upon request and in exchange for the old notes held by that holder, a like aggregate principal amount of our debt securities that are identical in all material respects to the new notes. These private exchange notes will, however, be subject to transfer restrictions.

     The registration rights agreement also provides that we will:

     - use our reasonable best efforts to make available, for at least 180 days after the consummation of the exchange offer, a prospectus for use in connection with any resale of the new notes received by broker-dealers in exchange for old notes acquired as a result of market-making activities or other trading activities, as described under "Plan of Distribution"; and

     - pay certain expenses incident to the exchange offer and indemnify specified holders of the new notes (including broker-dealers) against certain liabilities, including liabilities under the Securities Act.

A broker-dealer that delivers this prospectus to purchasers in connection with resales of new notes will be subject to civil liability provisions under the Securities Act in connection with those sales and will be bound by the applicable provisions of the registration rights agreement, including the indemnification obligations.

     If you desire to tender your old notes, you will be required to make to us the representations described under "The Exchange Offer--Procedures for Tendering--Your Representations to Us" to participate in the exchange offer.


SHELF REGISTRATION

     We may be required to file a shelf registration statement to permit certain holders of "registrable notes" (as defined under "--Additional Interest") who were not eligible to participate in the exchange offer to resell the registrable notes periodically without being limited by transfer restrictions applicable to the old notes. We will be required to file a shelf registration statement only if:

     - there is a change in law or applicable interpretations of the law by the staff of the SEC and, as a result, we are not permitted to effect the exchange offer as contemplated by this prospectus;

     - the exchange offer is not consummated within 45 days after the exchange offer registration statement is declared effective, but we may terminate the shelf registration statement at any time, without penalty, after the exchange offer is consummated;

     - any holder of the old notes, other than an initial purchaser holding old notes acquired directly from us as part of the initial distribution, is not eligible to participate in the exchange offer because of any change in applicable law or interpretations thereof or elects to participate in the exchange offer but does not receive freely transferable new notes; or

     - any of the initial purchasers so requests before the date that is 90 days after the consummation of the exchange offer with respect to old notes not eligible to be exchanged in the exchange offer and held by it following consummation of the exchange offer.

     If a shelf registration statement is required, we will:

     - file the shelf registration statement with the SEC no later than (a) the 180th day after the issue date of the old notes or (b) the 60th day after that filing obligation arises, whichever is later;

     - use our reasonable best efforts to cause the shelf registration statement to be declared effective by the SEC no later than the 60th day after the date on which we are required to file such shelf registration; and

     - use our reasonable best efforts to keep the shelf registration statement effective for a period of two years after the latest date on which any old notes are originally issued or, if earlier, until all the registrable notes covered by the shelf registration statement are sold thereunder, become eligible for resale pursuant to Rule 144(k) under the Securities Act or cease to be registrable notes.

     We may suspend the availability of a shelf registration statement and the use of the related prospectus if:

     - the SEC or any state securities authority requests an amendment or supplement to the shelf registration statement or the related prospectus or additional information;

     - the SEC or any state securities authority issues any stop order suspending the effectiveness of the shelf registration statement or initiates proceedings for that purpose;

     - we receive notification of the suspension of the qualification of the registrable notes subject to the shelf registration statement for sale in any U.S. jurisdiction or the initiation or threatening of any proceeding for that purpose;

     -    the suspension is required by applicable law;

     - the suspension is taken by us in good faith and for valid business reasons, including the possible acquisition or divestiture of assets or a material corporate transaction or event; or

     - the happening of any event or the discovery of any fact makes any statement made in the shelf registration statement or the related prospectus untrue in any material respect or constitutes an omission to state a material fact in the shelf registration statement or the related prospectus.

The period for which we are obligated to keep the shelf registration statement effective will be extended by the period of such suspension.

     Each holder of registrable notes will be required to discontinue disposition of registrable notes under that registration statement upon receipt from us of notice of any events described in the preceding paragraph.

     The shelf registration statement will permit only certain holders to resell their notes from time to time. In particular, these holders must:

     - provide specified information in connection with the shelf registration statement; and

     - agree in writing to be bound by all provisions of the registration rights agreement, including the indemnification obligations.

     A holder who sells notes under the shelf registration statement will be required to be named as a selling securityholder in the prospectus and to deliver a copy of the prospectus to purchasers. If we are required to file a shelf registration statement, we will provide to each holder of the registrable notes copies of the prospectus that is a part of the shelf registration statement and notify each of these holders when the shelf registration statement becomes effective. These holders will be subject to civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement applicable to these holders, including the indemnification obligations.


ADDITIONAL INTEREST

     If a "registration default" occurs with respect to a series of registrable notes, we will be required to pay additional interest to each holder of registrable notes of that series. During the first 90-day period that such a registration default occurs and is continuing, we will pay additional interest on the registrable notes of that series at a rate of 0.25% per year. If a registration default occurs and is continuing for a period of more than 90 days, then the amount of additional interest we are required to pay on the registrable notes of that series will increase, effective from and after the 91st day in that period, by an additional 0.25% per year until all registration defaults with respect to that series have been cured. However, in no event will the rate of additional interest exceed 0.50% per year, and we will not be required to pay additional interest for more than one registration default at a time. This additional interest will accrue only for those days that a registration default occurs and is continuing. All accrued additional interest will be paid to the holders of the registrable notes in the same manner as interest payments on the notes, with payments being made on the interest payment dates for notes.

     Following the cure of all registration defaults with respect to a series of registrable notes, no more additional interest will accrue for that series unless a subsequent registration default occurs with respect to that series. Additional interest will not be payable on any notes other than registrable notes. You will not be entitled to receive any additional interest on any registrable notes if you were, at any time while the exchange offer was pending, eligible to exchange, and did not validly tender or withdrew, registrable notes for new notes in the exchange offer.

     A "registration default" will occur if:

     - we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for that filing;

     - any such registration statement is not declared effective by the SEC on or prior to the date specified for its effectiveness;

     - we fail to complete the exchange offer on or prior to the date specified for completion; or

     - the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the registrable notes covered thereby during the periods specified in the registration rights agreement, except during limited periods as a result of the exercise by us of our right to suspend use of the shelf registration statement and the related prospectus as described under "-- Shelf Registration" above.

     The term "registrable notes" means the old notes. However, any old notes will cease to be registrable notes when:

     - a shelf registration statement with respect to those notes has been declared effective under the Securities Act and those notes have been disposed of under the shelf registration statement;

     - those notes have been sold pursuant to Rule 144 under the Securities Act or are saleable pursuant to Rule 144(k) under the Securities Act;

     -    those notes have ceased to be outstanding; or

     -    those notes have been exchanged for new notes in the exchange offer.

New notes received by broker-dealers in exchange for old notes acquired as a result of market-making activities or other trading activities and private exchange notes received in the private exchange described above will continue to registrable notes until they are sold to purchasers in whose hands those notes are freely tradeable without restriction under the Securities Act.


                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     We have based the following discussion on the current provisions of the Internal Revenue Code of 1986, applicable Treasury regulations, judicial authority and administrative rulings. We have not obtained an opinion of counsel and have not sought a ruling from the Internal Revenue Service, and we can give you no assurance that the IRS will agree with the following discussion. Changes in the applicable law may occur that may be retroactive and could affect the tax consequences to you of the receipt of new notes in exchange for old notes in the exchange offer. We do not discuss the effect of special rules such as those that apply to insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations, and a person who is not a citizen or resident of the United States. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF RECEIVING NEW NOTES IN EXCHANGE FOR OLD NOTES IN THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAW.

     We believe that the receipt of new notes in exchange for old notes in the exchange offer should not be treated as an exchange for United States federal income tax purposes because the new notes and the old notes are not materially different in kind or in extent, and as a result on the receipt of new notes in exchange for old notes in the exchange offer you should not recognize gain or loss, your initial tax basis in the new notes should be the same as your adjusted tax basis in the old notes immediately before such exchange, and your holding period for the new notes should include your holding period for the old notes.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer new notes issued in the exchange offer in exchange for the old notes if:

     -    you acquire the new notes in the ordinary course of your business; and

     - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes.

     We believe that you may not transfer new notes issued in the exchange offer in exchange for the old notes if you are:

     -    our "affiliate" within the meaning of Rule 405 under the Securities
          Act;

     -    a broker-dealer that acquired old notes directly from us; or

     - a broker-dealer that acquired old notes as a result of market-making activities or other trading activities, unless you comply with the registration and prospectus delivery provisions of the Securities Act.

     If you wish to exchange your old notes for new notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer -- Procedures for Tendering -- Your Representations to Us" of this prospectus and in the letter of transmittal. In addition, each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of new notes received in exchange for old notes that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale. Any broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of the new notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents.

     We are entitled under the registration rights agreement to suspend the use of this prospectus by broker-dealers under specified circumstances. For example, we may suspend the use of this prospectus if:

     - the SEC or any state securities authority requests an amendment or supplement to this prospectus or the related registration statement or additional information;

     - the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;

     - we receive notification of the suspension of the qualification of the new notes for sale in any U.S. jurisdiction or the initiation or threatening of any proceeding for that purpose;

     -    the suspension is required by law;

     - the suspension is taken by us in good faith and for valid business reason, including the possible acquisition or divestiture of assets or a material corporate transaction or event; or

     - the happening of any event or the discovery of any fact makes any statement made in this prospectus untrue in any material respect or constitutes an omission to state a material fact in this prospectus.

If we suspend the use of this prospectus, the 180-day period referred to above will be extended by a number of days equal to the period of the suspension.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions:

     -    in the over-the-counter market;

     -    in negotiated transactions;

     -    through the writing of options on those notes; or

     -    a combination of those methods of resale.

The prices at which these sales occur may be:

     -    at market prices prevailing at the time of resale;

     -    at prices related to prevailing market prices; or

     -    at negotiated prices.

     Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the new notes. Any broker-dealer that resells new notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of new notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incidental to the exchange offer, including the expenses of one counsel for the holders of old notes, other than commissions and concessions of any broker or dealer. We also have agreed that we will indemnify specified holders of the new notes, including broker-dealers, against certain liabilities, including liabilities under the Securities Act, or contribute to payments that they may be required to make in respect thereof.

                       TRANSFER RESTRICTIONS ON OLD NOTES

     The old notes were not registered under the Securities Act. Accordingly, we offered and sold the old notes only in private sales exempt from or not subject to the registration requirements of the Securities Act:

     - to "qualified institutional buyers" under Rule 144A under the Securities Act;

     -    to a limited number of institutional "accredited investors"; and

     - outside the United States in compliance with Regulation S under the Securities Act.

You may not offer or sell those old notes in the United States or to, or for the account or benefit of, U.S. persons except in transactions exempt from or not subject to the Securities Act registration requirements.

                                  LEGAL MATTERS

     Baker Botts L.L.P., Houston, Texas, our outside legal counsel, has issued an opinion about the legality of the new notes.


                                     EXPERTS

     The financial statements and the financial statement schedule incorporated in this prospectus by reference to Conoco's Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of Phillips included in Phillips' Annual Report on Form 10-K for the year ended December 31, 2001, as amended, as set forth in their report, which is incorporated by reference in this prospectus. Phillips' financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

     ConocoPhillips files, and Conoco and Phillips have filed, annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information ConocoPhillips, Conoco and Phillips have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about ConocoPhillips at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Conoco and Phillips are not subject to the information reporting requirements of the Securities Exchange Act of 1934.

     This prospectus is part of a joint registration statement we have filed with the SEC relating to the notes and the related guarantees. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and these securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Internet site.

     The SEC allows us to "incorporate by reference" the information ConocoPhillips, Conoco and Phillips have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that ConocoPhillips, Conoco or Phillips files with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings ConocoPhillips, Conoco or Phillips makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering made by this prospectus terminates. The documents we incorporate by reference are:

     - Conoco's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the SEC on March 15, 2002;

     - Phillips' Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the SEC on March 20, 2002, and as amended by Form 10-K/A filed with the SEC on June 24, 2002;

     - Conoco's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2002, as filed with the SEC on May 8, 2002, and for the quarter ended June 30, 2002, as filed with the SEC on August 9, 2002;

     - Phillips'Quarterly Reports on Form 10-Q for the quarter ended March 31, 2002, as filed with the SEC on May 14, 2002, and for the quarter ended June 30, 2002, as filed with the SEC on August 12, 2002;

     - ConocoPhillips' Current Reports on Form 8-K as filed with the SEC on August 30, 2002 (as amended by Form 8-K/A filed with the SEC on October 1, 2002) and October 8, 2002;

     - Conoco's Current Reports on Form 8-K as filed with the SEC on February 25, 2002; February 26, 2002; March 12, 2002; August 16, 2002 and
          August 30, 2002; and

     - Phillips' Current Reports on Form 8-K as filed with the SEC on February 25, 2002; February 26, 2002; March 12, 2002 and August 30, 2002.

     You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning ConocoPhillips at the following address:

     ConocoPhillips
     Shareholder Relations Department
     P. O. Box 2197
     Houston, Texas 77079-2197
     Telephone: (281) 293-6800

                                     [LOGO]

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (1) any breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) liability under section 174 of the Delaware General Corporation Law for unlawful payment of dividends or stock purchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit. ConocoPhillips' restated certificate of incorporation provides that, to the fullest extent of Delaware law, no ConocoPhillips director shall be liable to ConocoPhillips or ConocoPhillips' stockholders for monetary damages for breach of fiduciary duty as a director. Each of Conoco's and Phillips' certificate of incorporation has similar provisions with respect to its directors.

     Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding:
(1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or
(2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our restated certificate of incorporation or bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

     Under the Delaware General Corporation Law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

     ConocoPhillips' bylaws provide for the indemnification and advancement of expenses of any individual made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of ConocoPhillips or is or was a director or officer of ConocoPhillips serving as an officer, director, employee or agent of any other enterprise at the request of ConocoPhillips. Phillips' bylaws have similar provisions. Conoco's bylaws provide for such indemnification and advancement of expenses if such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Conoco and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, neither

ConocoPhillips, Conoco nor Phillips will indemnify a director or officer who commences any proceeding (except for proceedings to enforce rights of indemnification), unless the commencement of that proceeding was authorized or consented to by the respective company's board of directors.

     ConocoPhillips has agreed to indemnify each present and former director and officer of Conoco, Phillips or any of their subsidiaries, against all costs or expenses, judgments, fines, losses, claims, damages or liabilities in connection with any claim, action, suit, proceeding or investigation brought within six years of the closing of the mergers of Conoco and Phillips with subsidiaries of ConocoPhillips (collectively, the "merger") for acts or omissions, existing or occurring before the merger, to the fullest extent permitted under applicable law.

     Subject to a cap on premiums, for a period of six years after the merger, ConocoPhillips has agreed to maintain a policy of directors' and officers' liability insurance for acts and omissions occurring before the merger with coverage in an amount and scope at least as favorable as Conoco's and Phillips' existing directors' and officers' liability insurance coverage.

     Notwithstanding any other provision, the treatment of past and present directors, officers and employees of either Conoco or Phillips and their respective subsidiaries with respect to elimination of liability, indemnification, advancement of expenses and liability insurance under the merger agreement shall be, in the aggregate, no less advantageous to intended beneficiaries thereof than the corresponding treatment of the past and present directors, officers and employees of the other company and its subsidiaries.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

     The following instruments and documents are included as Exhibits to this Registration Statement. Exhibits incorporated by reference are so indicated by parenthetical information.

EXHIBIT NO.                                             EXHIBIT
-----------                                             -------
   4.1          --      Indenture, dated as of October 9, 2002, among ConocoPhillips, as issuer, Conoco Inc.
                        and Phillips Petroleum Company, as guarantors, and The Bank of New York, as trustee
                        (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-3 of
                        ConocoPhillips, Conoco Inc., Phillips Petroleum Company, ConocoPhillips Trust I and
                        ConocoPhillips Trust II filed on the date hereof).

   4.2          --      Registration Rights Agreement dated October 9, 2002 between ConocoPhillips and Banc of
                        America Securities LLC, J.P. Morgan Securities Inc., Salomon Smith Barney Inc. and the
                        other initial purchasers named therein.

   4.3          --      Terms of 3.625% Notes due 2007, 4.75% Notes due 2012 and 5.90% Notes due 2032,
                        including the form of note.

   5.1          --      Opinion of Baker Botts L.L.P. as to the legality of the securities.

 +12.1          --      Computation of ratio of earnings to fixed charges of Conoco Inc.

 +12.2          --      Computation of ratio of earnings to fixed charges of Phillips Petroleum Company.

 +12.3          --      Computation of pro forma ratio of earnings to fixed charges of ConocoPhillips.

  23.1          --      Consent of PricewaterhouseCoopers LLP.

  23.2          --      Consent of Ernst & Young LLP.

EXHIBIT NO.                                             EXHIBIT
-----------                                             -------
  23.3          --      Consent of Baker Botts L.L.P. (contained in Exhibit 5.1).

  24.1          --      Powers of Attorney (included on the signature page of the Registration Statement).

  25.1          --      Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee under the Indenture, on Form T-1.

  99.1          --      Form of Letter of Transmittal.

  99.2          --      Form of Notice of Guaranteed Delivery.

  99.3          --      Form of Letter to Depository Trust Company Participants.

  99.4          --      Form of Letter to Clients.

------------------

+    To be filed by amendment.

     (b)  Financial Statement Schedules

          Not applicable.


ITEM 22. UNDERTAKINGS

     (a)  The undersigned Registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the respective Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (e) The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 12, 2002.


                                      CONOCOPHILLIPS

                                      By: /s/ John A. Carrig
                                          --------------------------------------
                                          John A. Carrig
                                          Executive Vice President, Finance, and
                                          Chief Financial Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below appoints John A. Carrig, Rick A. Harrington and Rand C. Berney, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of ConocoPhillips, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents or instruments necessary or appropriate to enable ConocoPhillips to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON NOVEMBER 12, 2002.

                       SIGNATURE                                           TITLE
                       ---------                                           -----
                     /s/   J. J. Mulva
-------------------------------------------------------       Chief Executive Officer, President and Director
                        J. J. Mulva                           (Principal Executive Officer)


                   /s/   John A. Carrig
-------------------------------------------------------       Executive Vice President, Finance, and
                      John A. Carrig                          Chief Financial Officer
                                                              (Principal Financial Officer)


                   /s/   Rand C. Berney
-------------------------------------------------------       Vice President and Controller
                      Rand C. Berney                          (Principal Accounting Officer)


                  /s/   Archie W. Dunham
-------------------------------------------------------       Chairman of the Board and Director
                     Archie W. Dunham


                /s/  Richard A. Auchinleck
-------------------------------------------------------       Director
                   Richard A. Auchinleck


                 /s/   Norman R. Augustine
-------------------------------------------------------       Director
                    Norman R. Augustine


                   /s/   David L. Boren
-------------------------------------------------------       Director
                      David L. Boren


                       SIGNATURE                                           TITLE
                       ---------                                           -----

                /s/   Kenneth M. Duberstein
-------------------------------------------------------       Director
                   Kenneth M. Duberstein


                   /s/   Ruth R. Harkin
-------------------------------------------------------       Director
                      Ruth R. Harkin


                   /s/   Larry D. Horner
-------------------------------------------------------       Director
                      Larry D. Horner


                  /s/   Charles C. Krulak
-------------------------------------------------------       Director
                     Charles C. Krulak


                 /s/   Frank A. McPherson
-------------------------------------------------------       Director
                    Frank A. McPherson


                 /s/   William K. Reilly
-------------------------------------------------------       Director
                    William K. Reilly


                  /s/   William R. Rhodes
-------------------------------------------------------       Director
                     William R. Rhodes


                  /s/   J. Stapleton Roy
-------------------------------------------------------       Director
                     J. Stapleton Roy


                  /s/   Randall L. Tobias
-------------------------------------------------------       Director
                     Randall L. Tobias


                /s/   Victoria J. Tschinkel
-------------------------------------------------------       Director
                   Victoria J. Tschinkel


                  /s/   Kathryn C. Turner
-------------------------------------------------------       Director
                     Kathryn C. Turner

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 12, 2002.


                                      CONOCO INC.

                                      By: /s/ John A. Carrig
                                          --------------------------------------
                                          John A. Carrig
                                          Executive Vice President, Finance, and
                                          Chief Financial Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below appoints John A. Carrig, Rick A. Harrington and Rand C. Berney, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of Conoco Inc., to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents or instruments necessary or appropriate to enable Conoco Inc. to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON NOVEMBER 12, 2002.

                       SIGNATURE                                           TITLE
                       ---------                                           -----

             /s/   J. J. Mulva
--------------------------------------------             President and Chief Executive Officer
                 J. J.  Mulva                            (Principal Executive Officer)


            /s/   John A. Carrig
--------------------------------------------             Executive Vice President, Finance,
               John A. Carrig                            and Chief Financial Officer and Director
                                                         (Principal Financial Officer)

           /s/   Rand C. Berney
--------------------------------------------             Vice President and Controller
               Rand C. Berney                            (Principal Accounting Officer)


          /s/  Rick A. Harrington
--------------------------------------------             Director
             Rick A. Harrington


           /s/  Thomas C. Knudson
--------------------------------------------             Director
              Thomas C. Knudson


            /s/   John E. Lowe
--------------------------------------------             Director
                John E. Lowe

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 12, 2002.


                                      PHILLIPS PETROLEUM COMPANY

                                      By: /s/ John A. Carrig
                                          --------------------------------------
                                          John A. Carrig
                                          Executive Vice President, Finance, and
                                          Chief Financial Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below appoints John A. Carrig, Rick A. Harrington and Rand C. Berney, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of Phillips Petroleum Company, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents or instruments necessary or appropriate to enable Phillips Petroleum Company to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON NOVEMBER 12, 2002.

                       SIGNATURE                                           TITLE
                       ---------                                           -----

             /s/   J. J. Mulva
--------------------------------------------             President and Chief Executive Officer
                 J. J.  Mulva                            (Principal Executive Officer)


           /s/   John A. Carrig
--------------------------------------------             Executive Vice President, Finance,
               John A. Carrig                            and Chief Financial Officer and Director
                                                         (Principal Financial Officer)

            /s/   Rand C. Berney
--------------------------------------------             Vice President and Controller
               Rand C. Berney                            (Principal Accounting Officer)


          /s/  Rick A. Harrington
--------------------------------------------             Director
             Rick A. Harrington

           /s/  Thomas C. Knudson
--------------------------------------------             Director
              Thomas C. Knudson

             /s/   John E. Lowe
--------------------------------------------             Director
                John E. Lowe

                                  EXHIBIT INDEX

EXHIBIT NO.                                               EXHIBIT
-----------                                               -------
   4.1      --        Indenture, dated as of October 9, 2002, among ConocoPhillips, as issuer, Conoco Inc.
                      and Phillips Petroleum Company, as guarantors, and The Bank of New York, as trustee
                      (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-3 of
                      ConocoPhillips, Conoco Inc., Phillips Petroleum Company, ConocoPhillips Trust I and
                      ConocoPhillips Trust II filed on the date hereof).

   4.2      --        Registration Rights Agreement dated October 9, 2002 between ConocoPhillips and Banc of
                      America Securities LLC, J.P. Morgan Securities Inc., Salomon Smith Barney Inc. and the
                      other initial purchasers named therein.

   4.3      --        Terms of 3.625% Notes due 2007, 4.75% Notes due 2012 and 5.90% Notes due 2032,
                      including the form of note.

   5.1      --        Opinion of Baker Botts L.L.P. as to the legality of the securities.

 +12.1      --        Computation of ratio of earnings to fixed charges of Conoco Inc.

 +12.2      --        Computation of ratio of earnings to fixed charges of Phillips Petroleum Company.

 +12.3      --        Computation of pro forma ratio of earnings to fixed charges of ConocoPhillips.

  23.1      --        Consent of PricewaterhouseCoopers LLP.

  23.2      --        Consent of Ernst & Young LLP.

  23.3      --        Consent of Baker Botts L.L.P. (contained in Exhibit 5.1).

  24.1      --        Powers of Attorney (included on the signature page of the Registration Statement).

  25.1      --        Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee under the Indenture, on Form T-1.

  99.1      --        Form of Letter of Transmittal.

  99.2      --        Form of Notice of Guaranteed Delivery.

  99.3      --        Form of Letter to Depository Trust Company Participants.

  99.4      --        Form of Letter to Clients.


------------------

+    To be filed by amendment.